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                                                                  EXHIBIT 10.24

                    SPECIAL INCENTIVE COMPENSATION AGREEMENT

         This Agreement is dated May 24, 1995, and is between Gerald A. Isom, who resides at 95 Fairview Rd., Penn Valley PA 19072, (referred to as "Executive") and CIGNA Corporation, 1650 Market Street, Philadelphia, Pennsylvania 19192, a Delaware corporation (referred to as "CIGNA").

         Executive and CIGNA, intending to be legally bound and in consideration of the promises in this Agreement, mutually agree as follows:


1.       DEFINITIONS.  The following definitions apply to terms used in this
Agreement:

(a) "ADEA" means the Age Discrimination in Employment Act of 1967, as amended.

(b)      *

(c) "CIGNA Company" and "CIGNA Companies" means CIGNA and/or one or more of its majority-owned subsidiaries and affiliates.

(d) "CIGNA Severance Plan" means the CIGNA Severance Pay Plan and the CIGNA Corporation Severance Benefits Plan for Members of the Executive Group.

(e)      *

(f)      *

(g)      *

(h) "Company Information" means any knowledge, information or materials about any Company products, services, know-how, customers, business plans, or confidential information about financial, marketing, pricing, compensation and other proprietary matters relating to a Company, whether or not subject to trademark, copyright, trade secret or other protection, whether or not



-------------
*REPRESENTS CONFIDENTIAL INFORMATION THAT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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         developed, devised or otherwise created in whole or in part by the efforts of the Executive, and whether or not a matter of public knowledge (unless as a result of authorized disclosure).

(i)      *

(j)      "Effective Date" means the close of business on the date which is seven
         (7) calendar days after the date Executive signs this Agreement.

(k)      "INA" means the Insurance Company of North America.
         *

(l)      "PC Business" means CIGNA's Domestic Property and Casualty operations.

(m) "Phantom Share(s)" means one or more shares of phantom stock described in the Special Incentive Compensation Program which is Attachment A to this Agreement.

(n) "Releasees" means CIGNA, its successors, subsidiaries, affiliates, incorporated and unincorporated, past and present, and each of them, as well as its and their directors, officers, agents, servants and employees, past and present, and each of them.

(o)      *

(p) "SAR(s)" means one or more stock appreciation rights described in the Special Incentive Compensation Program which is Attachment A to this Agreement.

(q) "Suitable Employment" means a job that, solely in the opinion of the Chief Executive Officer of CIGNA or his designee, is at a level and breadth of responsibility similar to that of Executive's job with a CIGNA Company * , without reduction in total compensation opportunity, and at an office location that does not require the Executive to relocate his primary residence in a manner that would meet the Internal Revenue Code requirements for deductibility of moving expenses.

(r)      *

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2.       EXECUTIVE'S RESPONSIBILITIES.

(a)      *  Executive will devote his full efforts to:

         (1) The responsibilities of his current position or, at the discretion of the Chief Executive Officer of CIGNA, the responsibilities of a different position; and

         (2) Any additional responsibilities which the Chief Executive Officer of CIGNA may assign to Executive *
(b)      *


3.       REGULAR COMPENSATION AND BENEFITS.  *  Executive will continue to:

(a) receive a base salary, in bi-weekly installments, at an annual rate of no less than the rate in effect on the date of this Agreement;

(b) be eligible to participate in the regular incentive compensation programs, such as the Management Incentive Plan, Strategic Performance Plan and the CIGNA Long Term Incentive Plan, that apply to those employees in Executive's Salary Grade, in accordance with the terms of those plans, and to accrue benefits under the Supplemental Pension Benefit arrangement described in and subject to the provisions of Attachment B; and

(c) be eligible to participate in CIGNA employee benefit and deferred compensation plans and fringe benefit programs in accordance with the terms of those plans and on the same basis as employees of other CIGNA Companies that participate in those plans, except as provided in paragraphs 5 and 6 of this Agreement.


4. SPECIAL INCENTIVE COMPENSATION PROGRAM. Executive will be eligible to participate in the Special Incentive Compensation Program described in Attachment A to this Agreement.


5. CIGNA SEVERANCE PAY. Executive agrees that, * the benefits and payments under the Special Incentive Compensation Program shall replace any severance pay benefits to which Executive might otherwise become entitled under the CIGNA Severance Plan should his employment with any CIGNA Company * be terminated * . Accordingly, * , Executive shall have no right to any benefits to which he might otherwise have become entitled under the CIGNA Severance Plan *.

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6.       BENEFITS UPON TERMINATION OF EMPLOYMENT.

(a)      Notwithstanding paragraph 5, if:

         (1)      *

         (2)      Executive remains employed by a CIGNA Company until  *  ;

         (3)      *

         (4) Executive's employment with CIGNA Companies is terminated because * ; and

         (5) by signing a written release satisfactory to CIGNA, Executive releases Releasees from liability for any claims arising, from and after the date Executive signs this Agreement, out of Executive's employment with CIGNA Companies and the termination of that employment;

         then CIGNA will provide Executive with the job elimination benefits listed in subparagraph 6(b). *

(b) If Executive meets the conditions under subparagraph 6(a), CIGNA will provide him with:

         (1) continued Basic Life Insurance Plan coverage for one year after his termination of employment date at the same rates, if any, charged to active employees of CIGNA Companies that participate in the plan;

         (2) the opportunity to make a COBRA election for continued group medical and group dental coverages, for Executive and his eligible, covered dependents, under the Signature Benefits program for a period of up to three (3) years following his termination of employment, subject to the period of coverage rules under ERISA section 602(2) and the Signature Benefits program, at the same rates charged to active employees for one year after Executive's termination of employment date and at the same rates charged to other persons who have elected COBRA coverage thereafter;

         (3) severance pay in an amount, if any, equal to the excess of (A) the amount of Basic and Supplemental Severance Pay Executive would be entitled to receive under the CIGNA Severance Plan for termination * over (B) the total value of payments and benefits actually paid to Executive (before any applicable withholding) under the Special Incentive Compensation Program; and

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         (4)      advance payment, in accordance with subparagraph 6(d), of all or part of the amounts due Executive under the Special Incentive Compensation Program.

(c) The total value referred to in subparagraph 6(b)(3)(B) shall be the sum of the Initial Payment, Second Payment, Final Payment, Vesting Date SAR Values, Vested Option Spread and CSAR cash payments under the Special Incentive Compensation Program.

(d) CIGNA will make the advance payments under subparagraph 6(b)(4) to Executive in biweekly installments beginning immediately after the date of Executive's termination of employment. Each installment payment will equal Executive's annual base salary rate in effect immediately before his termination of employment divided by twenty-six (26). These biweekly payments shall continue until the earlier of (1) the date the twenty-sixth (26th) installment payment has been made or (2) the date the total accumulated installment payments equal one million five hundred and twenty-two thousand and two hundred and fifty dollars ($1,522,250) (which is the value of 4,030 restricted shares plus 10,000 Phantom Shares at seventy-five dollars ($75.00) per share and 47,000 SARs at ten dollars ($10.00) per SAR). Any remaining amounts due Executive under the Special Incentive Compensation Program and any severance pay that might be due to Executive under subparagraph 6(b)(3), after the biweekly advances have been made under this subparagraph 6(d), will be paid in a lump sum * .


7. PAYMENTS AFTER EXECUTIVE'S DEATH. If Executive dies after his termination of employment, but before payment of all amounts due under subparagraphs 6(b)(3) and (4), CIGNA will make any remaining payments to Executive's surviving spouse or, if he has no surviving spouse, to his estate.


8. RELEASE AND WAIVER OF CLAIMS. Executive, for himself, his executors, administrators, heirs and assigns:

(a) agrees that no charge, complaint, claim or lawsuit of any kind will be filed against Releasees in connection with any claim released by this Agreement; and

(b) acknowledges full and complete satisfaction of, and releases and discharges Releasees from, any and all claims, demands and causes of action of whatever kind or nature, whether known or unknown to or suspected or unsuspected by Executive, which Executive now owns or holds or has at any time owned

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         or held against any Releasees arising out of or by reason of
         Executive's employment with any CIGNA Company.

This release includes but is not limited to claims under ADEA. This release shall not, however, preclude Executive's right to pursue any claims arising (1) under this Agreement and the Special Incentive Compensation Program or (2) under any employee benefit programs other than the CIGNA Severance Plan (which plan is addressed by paragraph 5 of this Agreement).


9.       NON-DISCLOSURE.

(a) Executive shall not use for his own benefit (or for the benefit of any other person or entity unrelated to a CIGNA Company), and shall not, without the advance, express, written consent of the Chief Executive Officer of CIGNA or his designee, make known to any person, any information about: * or the provisions of this Agreement.

(b) Executive shall not at any time during or after the term of his employment with a Company (other than in the good faith performance of the duties and responsibilities of his position with that Company) reveal or make known to any person (other than the Company) or use for his own benefit (or for the benefit of any other person or entity unrelated to the Company) any Company Information made known (whether or not with the knowledge and permission of the Company) to Executive by reason of his employment by a Company; provided however, that after such knowledge, information and materials have become public knowledge, Executive shall have no further obligation under this paragraph 9(b) with respect to such information so long as Executive was in no manner responsible, directly or indirectly, for causing or permitting such information to become public knowledge without the consent of the Company.

(c) Executive shall retain all Company Information which he may acquire or develop during the term of his employment with a Company in trust for the sole benefit of that Company.


10. COVENANT TO REPORT. All written materials, records and documents made by Executive or coming into his possession during the term of his employment with a Company and concerning the business or affairs of any Company shall be and remain the property of that Company and, upon the termination of Executive's employment with the Company or upon the request of the Company, Executive shall promptly deliver such materials to the requesting Company. Executive agrees to render to the applicable Company such reports of the activities undertaken by

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Executive or conducted under Executive's direction during the term of his employment as the Company may request.


11.      COVENANT NOT TO COMPETE.

(a) Executive agrees that, from the date he signs this Agreement until * , he will not, within any part of the United States where any Company is either engaged in the property and casualty insurance business and related businesses or has, within the twelve (12) month period before *
               , been actively planning to engage in such businesses:

         (1) engage directly or indirectly, in any capacity (including but not limited to owner, sole proprietor, partner, shareholder (unless his holding is for investment purposes only and is limited to less than 1% of the total combined voting power of all shares), employee, agent, consultant, officer or director) in any business which competes with the PC Business;

         (2) solicit or attempt to solicit any customers of the PC Business on behalf of such competing business, without prior written consent of the Chief Executive Officer of CIGNA or his designee * ; or

         (3) employ, engage for hire, solicit the employment or engagement for hire, or otherwise attempt to employ or engage for hire, by or on behalf of any such competing business, without the prior written consent of the Chief Executive Officer of CIGNA or his designee * , any person who within the prior twelve
                  (12) month period has been an officer or employee of any company engaged in the PC Business, unless such officer or employee has been involuntarily terminated by that company.

(b) The provisions of subparagraph 11(a) will be of no force or effect if Executive's employment is terminated and:

         (1) The termination is a Termination upon a Change of Control, as defined in the CIGNA Corporation Severance Benefits Plan for Members of the Executive Group, and * ;

         (2)      *  ; or

         (3) The termination is initiated by CIGNA Companies * ; however, this subparagraph 11(b)(3) shall not apply if the termination is either (A) on account of the Executive's misconduct, as described in published

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                  Company statements of policies governing employees' conduct, or (B) pursuant to a written severance agreement that does not explicitly terminate Executive's obligations under subparagraph 11(a) of this Agreement.


12.      JUDICIAL REMEDIES.

(a) Executive acknowledges that an affected Company will have no adequate remedy at law if Executive violates the terms of paragraphs 9, 10 or
         11. In such event, CIGNA, * shall have the right, in addition to any other rights it may have, to obtain in any court of competent jurisdiction injunctive relief to restrain any breach or threatened breach of specific performance of this Agreement.

(b) If the scope of the restrictions on the Executive under paragraph 11 are found by a court of competent jurisdiction to be unreasonably broad and unenforceable, it is the intent of the parties that the court not void the restrictions but reformulate them so they are reasonable and enforceable, while adhering as closely as possible to the original scope of the restrictions.


13. RECOVERY. If the Executive violates any of the provisions of paragraphs 9, 10 or 11:

(a) CIGNA shall have no obligation to pay Executive (or Executive's surviving spouse) any amounts described in the Special Incentive Compensation Program or in paragraph 6 of the Agreement; and

(b) If Executive has already received any values, benefits or payments under the Special Incentive Compensation Program or under paragraph 6 of the Agreement, Executive agrees that the amount of such values, benefits or payments shall be repaid to CIGNA as follows:

         (1) CIGNA shall immediately offset such amounts from any payments which may still be owing to the Executive, including any payments under any nonqualified deferred compensation or supplemental pension arrangement; and

         (2) If such offset is insufficient, Executive agrees to repay any remaining amounts to CIGNA within thirty (30) days of receipt of CIGNA's written demand for such repayment. If CIGNA must commence any arbitration or other legal action to enforce Executive's obligations under this

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                  subparagraph 13(b), Executive further agrees to pay CIGNA its costs and attorneys' fees in such action.


14. LIMITED SCOPE. This Agreement is not a contract of employment for any specified term, and nothing herein is intended to, nor shall be construed as, changing the nature of Executive's employment from an at-will relationship. This Agreement is limited to the terms and conditions set forth herein and does not otherwise address any of the other rights of any CIGNA Company as Executive's employer.


15. CHOICE OF LAW. The Agreement is made and entered into in the Commonwealth of Pennsylvania, and at all times and for all purposes shall be interpreted, enforced and governed under its laws.


16. ARBITRATION. Without in any way affecting the terms of paragraph 12 above, it is agreed that any controversy or claim arising out of or relating to this Agreement or the Special Incentive Compensation Program shall be settled exclusively by arbitration in Philadelphia, Pennsylvania, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.


17. SEVERANCE PLAN. References in this Agreement to the CIGNA Severance Plan shall mean such plan(s) as amended through the Effective Date of this Agreement, and shall not mean any subsequent versions of such plan, or any successor plan, unless the Executive agrees in writing that such subsequent version or successor shall be applicable.


18. SUCCESSORS. CIGNA's rights and obligations under this Agreement will inure to the benefit of and be binding upon CIGNA's successors and assigns. Executive may not assign any rights or obligations under this Agreement.


19. ENTIRE AGREEMENT. This Agreement contains the entire agreement between Executive and CIGNA with respect to the matters addressed herein and fully replaces and supersedes any and all prior agreements or understandings between them related to such matters. Any amendment to this Agreement must be in writing and signed by both CIGNA and Executive.

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20. EXECUTIVE'S ACKNOWLEDGMENT. By signing this Agreement, Executive admits that he:

(a)      has read this Agreement;

(b) understands it is a legally binding agreement and that he was advised to review it with legal counsel of his choice;

(c) has had, or has had the opportunity to take, at least twenty-one (21) days to discuss it with legal counsel of his choice before signing; and that if he signs before the end of such period, he does so of his own free will and with the full knowledge that he could have taken the full period;

(d) realizes and understands that it applies to and covers all claims, demands, and causes of action, including those under ADEA, against CIGNA or Releasees or any of them, whether or not Executive knows or suspects them to exist at the present time; and

(e) understands (1) the terms of this Agreement, (2) that it is not part of an exit incentive or other employment termination program being offered to a group or class of employees, and (3) that his/her signing this Agreement is done voluntarily and with the full understanding of its consequences and has not been forced or coerced in any way.

In addition, Executive understands and acknowledges * that Executive will not be entitled to any payments or benefits under any CIGNA Company plans or programs that become payable or available * .


21. CANCELLATION PERIOD. Executive shall have a period of seven (7) days from the date he signs this Agreement to revoke and cancel it. Any revocation and cancellation must be in writing, signed by Executive and received by Kenneth Bottoms, Corporate Compensation, One Liberty Place OLP-53, 1650 Market Street, Philadelphia, Pennsylvania 19192-1530, before the close of business on the seventh (7th) calendar day following the date Executive signs this Agreement. Consequently, the Agreement shall have no force and effect until the Effective Date.

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         IN WITNESS WHEREOF, the persons named below have signed this Agreement and Release on the dates shown below.


                                       CIGNA Corporation


       12-18-95                        /s/ W.H. Taylor
------------------------               ----------------------------------------
         Date                          By:  Wilson H. Taylor
                                       President and Chief Executive Officer



       9-29-95                         /s/ G.A. Isom
------------------------               ----------------------------------------
         Date                          Gerald A. Isom

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                                  ATTACHMENT A

                     SPECIAL INCENTIVE COMPENSATION PROGRAM
                               FOR GERALD A. ISOM


A. GENERAL. To the extent that the conditions described in your Special Incentive Compensation Agreement (the "Agreement") are met, CIGNA will pay you special incentive compensation, made up of several different parts, including the Share Value (see paragraph B). The Share Value comes from Restricted Stock granted to you * and Phantom Shares granted to you under this Program. See paragraph G. See paragraphs H and I for other benefits available under the Program.

The total amount of incentive compensation available under the Program has no upper limit and is directly related to the value realized by CIGNA shareholders over time. *

 Therefore, if the conditions under the Agreement are met, CIGNA will provide, as described below, a minimum Share Value of $75.00 per share, and a minimum SAR value of $10.00 per SAR.

CIGNA will pay you the Share Value in three installments:  *

 See paragraphs C through F. Paragraph K contains some key definitions that apply to the Program.


B. SHARE VALUE.

         1.       "Share Value" means the total value of:

                  a.       All the shares of Restricted Stock which you own * ;
                           and

                  b. All the Phantom Shares granted to you under paragraph G below.

         2.       "  *   Share Value" means the sum of:

                  (a) The number of shares of Restricted Stock which you own * multiplied by the higher of (1) the Fair Market Value * or (2) $75.00; and

                  (b) The number of Phantom Shares granted to you under paragraph G multiplied by $75.00.
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C. PAYMENT TARGETS. The Share Value will be paid in three installments, and each installment will approximate a target amount.

         1.       The "Initial Payment Target" will be 50% of the * Share Value.

         2.       The "Second Payment Target" will be:

                  (a)      25% of the  *   Share Value; plus

                  (b) 50% of the number of Phantom Shares granted to you under paragraph G multiplied by any amount by which the Market Closing Price * exceeds $75.00.

         3.       The "Final Payment Target" will be:

                  (a)      25% of the  *  Share Value; plus

                  (b) 50% of the number of Phantom Shares granted to you under paragraph G multiplied by any amount by which the Market Closing Price * exceeds $75.00.


D. INITIAL PAYMENT. If you * employed by a CIGNA Company * and meet the other requirements of the Agreement, then CIGNA will give you the first installment of Share Value. This Initial Payment will be equal to the Initial Payment Target and will be made as follows.

         1.       Restricted Stock Vesting.

                  (a) Effective as of * a number (see paragraph D.1(c)) of the shares of Restricted Stock that you then own will become vested and nonforfeitable (that is, the shares will vest early). These shares are "Vested Shares."

                  (b) To ensure that the per share value you receive from the Vested Shares is no less than $75.00, * CIGNA will make a cash payment to you equal to the number of Vested Shares under paragraph D.1(a) multiplied by any amount by which the Fair Market Value * is less than $75.00.

                  (c) The number of shares of Restricted Stock that become Vested Shares will be the highest number of shares that you have so long as the * Vested Share Value (see paragraph K.1) does not exceed the Initial Payment Target.

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                  (d)      If you have any shares of Restricted Stock that do
                           not become Vested Shares under paragraph D.1(a), they will be forfeited * . However, you will immediately receive one Class B Phantom Share (see paragraph G) for each share of Restricted Stock which you forfeit.

         2.       Initial Target Shortfall.

                  (a) If there is an Initial Target Shortfall (see paragraph K.3), some of your Phantom Shares will be vest early. That is, a number (as calculated under paragraph D.2(b)) of Phantom Shares granted to you under paragraph G will vest * instead of a year or two later. Within 60 days * CIGNA will pay you the Vesting Date Share Value (see paragraph G.2) of these early vesting Phantom Shares.

                  (b) The number of Phantom Shares that vest early under paragraph D.2(a), if any, will be the highest possible number so long as the total Vesting Date Share Value of the early vesting Phantom Shares does not exceed the Initial Target Shortfall.


E. SECOND PAYMENT. If you are continuously employed * from the date you sign the Agreement until * and you continue to meet the other requirements of the Agreement, then CIGNA will give you the second installment of Share Value. This Second Payment will be equal to the Second Payment Target, will be made within sixty (60) days after * and will be calculated as follows.

         1.       Phantom Shares.

                  (a) A number of the Phantom Shares granted to you under paragraph G will become vested * and CIGNA will pay you the Vesting Date Share Value (see paragraph G.2).

                  (b) The number of Phantom Shares that will vest under paragraph E.1(a) will be the highest possible number, up to 50% of the number of Phantom Shares that are granted to you under paragraph G and that remain after any early vesting and payment of Phantom Shares under paragraph D.2(a), so long as the Vesting Date Share Value of all the Phantom Shares that vest under paragraph E.1(a) does not exceed the Second Payment Target.

         2.       Class B Phantom Shares.

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                  (a)      If the Vesting Date Share Value of the Phantom Shares
                           that vest under paragraph E.1(a) is less than the Second Payment Target, then some or all of the Class
                           B Phantom Shares, if any, that you get under paragraph D.1(d) will vest, and CIGNA will pay you the Vesting Date Share Value of these vested Class B Phantom Shares.

                  (b) The number of Class B Phantom Shares that will become vested under paragraph E.2(a) will be the highest possible number so long as the Vesting Date Share Value of all the Phantom Shares that vest under paragraph E.1(a) and Class B Phantom Shares that vest under paragraph E.2(a) does not exceed the Second Payment Target.


F. FINAL PAYMENT. If you are continuously employed * from the date you sign the Agreement until * and you continue to meet the other requirements of the Agreement, then CIGNA will give you the final installment of Share Value. This Final Payment will be made within 60 days after * and will be made as follows:

         1. Any remaining unvested Phantom Shares granted to you under paragraph G and unvested Class B Phantom Shares, if any, that you get under paragraph D.1(d) will become vested as of * .

         2. CIGNA will pay you the Vesting Date Share Value of the Phantom Shares and Class B Phantom Shares that become vested under paragraph F.1.


G.       PHANTOM SHARES; CLASS B PHANTOM SHARES.

         1. As of the Effective Date of the Agreement, CIGNA will grant you 10,000 Phantom Shares. You may receive Class B Phantom Shares under paragraph D.1(d). Phantom Shares and Class B Phantom Shares will become vested, and the Vesting Date Share Value of Phantom Shares and Class B Phantom Shares will be paid to you, under paragraphs D, E and F.

         2. Subject to possible adjustments under paragraph G.3, the Vesting Date Share Value of each Phantom Share and Class B Phantom Share will be equal to the sum of:

                  (a) the greater of the Market Closing Price on the applicable vesting date or $75.00;

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                  (b)      the dividends actually declared and paid on one share
                           of CIGNA Common Stock from May 24, 1995 to the applicable vesting date; and

                  (c) simple interest on the dividend amounts in paragraph G.2(b) from the actual dividend payment date to the applicable vesting date, such interest to be computed and credited annually at the rate of return then in effect for the Savings and Investment Plus Plan Fixed Income Fund, or a successor fund.

         3.       *

                  (a) the amount in paragraph G.2(a) will be adjusted to include the Market Closing Price on the applicable vesting date of the number of shares of stock (or of a fractional share) * ; and

                  (b)      the amount in G.2(b) will include any dividends paid,
                           * to the applicable vesting date, on the number of shares of stock (or of a fractional share) * .


H.       STOCK APPRECIATION RIGHTS.

         1. As of the Effective Date of the Agreement, CIGNA will grant you 47,000 SARs.

         2. If you are continuously employed * from the date of the Agreement until * and you meet the other requirements of the Agreement, then 50% of your SARs will vest on, and CIGNA will pay you the Vesting Date SAR Value (see paragraph H.4) within 60 days after, * .

         3. If you are continuously employed * from the date of the Agreement until * and you meet the other requirements of the Agreement, then the remaining 50% of your SARs will vest on, and CIGNA will pay you the Vesting Date SAR Value within 60 days after * .

         4. Subject to possible adjustment under paragraph H.5, the Vesting Date SAR Value of each SAR will be equal to the greater of (a) $10.00 or (b) the Market Closing Price on the applicable vesting date minus $75.00.

         5.       *

I.       STOCK OPTIONS.

         1. If you * employed by a CIGNA Company until * and meet the other requirements of the Agreement, then, * any of your Options (see paragraph K.5) that have not yet vested (not yet become exercisable) will immediately vest * . These Options will be referred to as "Vested Options."

         2. If, within the 95-day period * , any Vested Options expire under the terms of the applicable plan before you exercise them, CIGNA will make a cash payment to you, * equal to the Vested Option Spread (see paragraph K.9).

         3. You shall have conditional stock appreciation rights ("CSARs"), as described in paragraph I.4, if you:

                  (A)      *  employed by a CIGNA Company  *  ;

                  (B)      meet the other requirements of the Agreement;

                  (C) own any Options that vested * and expire within 90 days * without having been exercised; and

                  (D) could not have exercised those Options and then immediately sold the acquired shares, solely because of restrictions imposed on you by federal securities law or CIGNA policy relating to transactions in CIGNA securities.

         4. You (or your surviving spouse or, if you have no surviving spouse, your estate) may exercise CSARs at any time during the period beginning * and ending * . CSARs will expire if you do not exercise them during this period. Within 30 days after you exercise a CSAR, you will receive a cash payment equal to (1) the Fair Market Value on the exercise date of a share of CIGNA Common Stock minus the exercise price of the expired Option that was replaced by the CSAR, (2) multiplied by the number of shares of CIGNA Common Stock for which the expired Option was exercisable, (3) less applicable withholding.

J.       MISCELLANEOUS INCENTIVE COMPENSATION PROVISIONS.

         1. The Phantom Shares, SARs, CSARs and all related rights will expire and become void at the close of business on December 31, 1996, * . CIGNA retains the sole discretion to postpone this expiration date by action of the CIGNA Board of Directors or a committee of that Board.

         2. You will immediately forfeit all of the Phantom Shares, SARs, CSARs and related rights if, * your employment with CIGNA Companies is terminated for reasons that, without regard to paragraph 5 of the Agreement, would make you ineligible for severance pay benefits under the CIGNA Severance Plan (reasons that include but are not limited to voluntary resignation and termination for misconduct).

         3. You will immediately forfeit all remaining Phantom Shares, SARs and CSARs if, * before a vesting date, your employment * is terminated for reasons that * would result in a forfeiture of the Phantom Shares, SARs and CSARs.

         4. No Phantom Shares, SARs or CSARs may be transferred, assigned or otherwise alienated by you, and any attempted transfer, assignment or alienation of Phantom Shares, SARs or CSARs shall be void.

         5. If you die or become totally and permanently disabled * before a vesting date, CIGNA's Chief Executive Officer shall, in his sole and absolute discretion, determine whether to make any payments for the Phantom Shares, SARs and CSARs that are granted to you under this Program.

         6. Any payments under this Program shall be subject to applicable withholding. If you die before a payment that is due under this Program is made, then the payment will be made to your surviving spouse or, if you have no surviving spouse, to your estate.

         7. Except for the vesting of shares of Restricted Stock or the realization of income upon exercise of an option to purchase shares of CIGNA Common Stock, you may defer any payments under this Program to a later date. To defer any payments, you must make, and submit to CIGNA's Corporate Compensation Department
                  * a written election to defer payments. To be effective, the election to defer must be in a form and upon terms and conditions acceptable to CIGNA.

         8. CIGNA Corporation will administer this Program, and it reserves the sole right to interpret the provisions of the Program, to determine what payments you will receive and when, and to make any determinations or findings of fact required to administer the Program. Any decisions regarding the Program made by CIGNA Corporation, through its Chief Executive Officer or his designee, will be binding on you (and your spouse and estate).


K. DEFINITIONS. The following definitions, in addition to those in the Agreement and elsewhere in this Program description, apply to the terms used in this Program.

         1.       " *  Vested Share Value" means the sum of:

                  (a) the Fair Market Value of all the Vested Shares under paragraph D.1(a); and

                  (b)      the cash payment under paragraph D.1(b).

         2. "Fair Market Value" means the value of CIGNA Common Stock as determined under Section 2.1 of the CIGNA Stock Plan.

         3. "Initial Target Shortfall" means any amount by which the * Vested Share Value is less than the Initial Payment Target.

         4. "Market Closing Price" means the closing price quoted on the New York Stock Exchange, as reported in the Wall Street Journal, for one share of CIGNA Common Stock on an applicable date. If the New York Stock Exchange is closed or no transactions in CIGNA Common Stock occur on an applicable date, then the applicable date shall become the next immediately following date on which the New York Stock Exchange is open and transactions in CIGNA Common Stock occur.

         5. "Options" means any nonqualified options on shares of CIGNA Common Stock which (1) were granted to you * under the CIGNA Executive Stock Incentive Plan, the CIGNA Stock Plan or the CIGNA Long-Term Incentive Plan, and (2) have not expired or been exercised * .

         6. "Restricted Stock" means shares of CIGNA Common Stock which have been (or are) granted to you under the terms of the CIGNA Executive Stock Incentive Plan, the CIGNA Stock Plan or the CIGNA Long-Term Incentive Plan and which are (or will be) subject to restrictions on sale or other transfer.

         7. "SAR(s)" means one or more stock appreciation rights described in paragraph H.

         8.       *

         9. "Vested Option Spread" means an amount equal to (a) the highest Market Closing Price during the 12-week period * multiplied by the number of the shares of CIGNA Common Stock which may be purchased by exercise of the Vested Option minus
                  (b) the aggregate exercise price of the Vested Option (that is, the cost to purchase all the shares of CIGNA Common Stock represented by a Vested Option). In computing the Vested Option Spread, the excess of the Market Closing Price in 9(a) over the exercise price of any Vested Option in 9(b) will be at least $10.00, regardless of the actual difference.

                                  ATTACHMENT B
                   to SPECIAL INCENTIVE COMPENSATION AGREEMENT

                          SUPPLEMENTAL PENSION BENEFIT
                               for Gerald A. Isom


CIGNA will pay you a Supplemental Pension Benefit ("SPB") as follows:

a. CIGNA will credit toward your SPB $100,000 for each Year of Credited Service you accumulate under the CIGNA Pension Plan. The CIGNA Pension Plan definition of, and rules for counting, Years of Credited Service shall apply to this SPB.

b. Your right to the SPB will be fully vested and nonforfeitable. The SPB will be paid in addition to any other pension benefits you may earn under any other CIGNA retirement plan or program.

c. CIGNA will use your total accrued SPB amount as of the SPB start date to purchase a single premium, immediate, guaranteed annuity from a life insurance company that CIGNA will select. CIGNA will use the annuity benefits to make periodic payments to you beginning on the SPB start date. CIGNA will be the sole owner of any such annuity, and neither you nor your surviving spouse shall have any rights under the annuity contract.

d.       The SPB start date will be the earlier of:

         (1) The first of the month following your sixty-fifth (65th) birthday; or

         (2) The first of the month following the date you terminate employment with CIGNA Companies *

e.       If, as of the SPB start date, you have been married for at least twelve
         (12) months, the SPB shall be in the form of actuarially reduced monthly payments for your life in order to provide a contingent surviving spouse benefit (equal to 50% of the level of monthly payments made to you) for your surviving spouse (assuming you are married to the same person on the SPB start date and the date you die). If you have not been married for at least twelve (12) months on the SPB start date, the SPB shall be in the form of a unreduced monthly payments for your life.

f. If you die before the SPB start date, have been married for at least twelve months before you die and are survived by your spouse, CIGNA will use the total accrued SPB to make lifetime monthly payments to your surviving spouse beginning as of the first of the month following your death. If you die before the SPB start date and have not been married for at least twelve months before you die or are not survived by your spouse, CIGNA will pay the accrued SPB in a lump sum to your estate.

g. Neither this SPB nor any related rights may be transferred, assigned or otherwise alienated by the you, and any attempted transfer, assignment or alienation of SPB rights shall be void. The SPB shall not be funded in any way from the assets of any qualified retirement plan. CIGNA shall pay the SPB annuity premium out of its general assets as of the SPB start date. You, your surviving spouse and your estate shall be general, unsecured creditors of CIGNA to the extent of any SPB obligations.